Exhibit 10.2

SIXTH AMENDMENT TO THE IRON MOUNTAIN INCORPORATED

2002 STOCK INCENTIVE PLAN

As adopted by resolution of the

Board of Directors on June 10, 2011

1.             The first paragraph of Section 7(c)(1) of the Iron Mountain Incorporated 2002 Stock Incentive Plan, as previously amended (the “2002 Plan”), is amended and restated in its entirety as follows:

(1)  Delivery.  Provided the Optionee’s employment or service relationship has not terminated as of the end of the applicable Performance Period (as defined below) or at such later date as shall be determined by the Committee at the time of grant and following the written determination of the Committee of the satisfaction of the applicable Performance Goals, a delivery of shares of Common Stock or payment of cash as settlement of a Restricted Stock Unit or Performance Unit Award shall occur, but in no event later than the 15th day of the third month following the close of the year in which the Performance Period ends or, if later, the close of the year specified by the Committee.  The Committee may, in its discretion and at the time of grant, provide for the further deferral of payment in an applicable agreement.

2.             Except as hereinabove amended, the provisions of the 2002 Plan shall remain in full force and effect.